Bidgive International, Inc.

3538 Caruth Blvd., Suite 200

Dallas, Texas 75225

August 24, 2008

William Thompson

U.S. Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549-7010

RE:

Bidgive International, Inc.

Form 10-KSB for the Year Ended December 31, 2007

Commission File No.  000-49999

Dear Mr. Thompson,

In connection with our 10-KSB/A filing and our supplemental written responses to your comment letter dated July 21, 2008, Bidgive International, Inc., a Delaware corporation (the “Company”), hereby acknowledges that:

•

the Company is responsible for the adequacy and accuracy of the disclosure in the filing;

•

staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

•

the Company may not assert staff comments as a defense in any proceeding initiated by the Commission  or any person under the federal securities laws of the United States.

Sincerely yours,

Bidgive International, Inc.

/s/ James P. Walker, Jr., President